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                                                                    Exhibit 99.1


                        CINEMASTAR LUXURY THEATERS, INC.

                                                 CONTACT: DONALD H. HARNOIS, JR.
                                                         CHIEF FINANCIAL OFFICER
                                                                  (760) 929-2525



CINEMASTAR TO RESTRUCTURE UNDER CHAPTER 11.


SAN DIEGO, CA - JANUARY 5, 2001 - CinemaStar Luxury Theaters, Inc. (NASDAQ:
LUXY) announced today that the Company has filed a voluntary petition to reorganize its business under chapter 11 of the U.S. Bankruptcy Code. The filings were made Thursday, January 4, 2001 in the United States Bankruptcy Court for the Southern District of California.

The Company has been negatively impacted by the recent overbuilding in the industry and the resulting intense competition for movie patrons. The Company has determined that reorganization under chapter 11 of the U.S. Bankruptcy code is the most efficient means for the Company to restructure or terminate uneconomic theater leases, and to position the Company for success in the highly competitive movie exhibition industry. The Company plans to continue operations at a majority of its theaters as it completes the reorganization process.

CinemaStar owns and/or operates seven first-run motion picture theaters in Southern California (83 screens) and one theater in Tijuana, Mexico (10 screens), for a total of eight theaters (93 screens). Further information about the Company may be obtained from its website: www.cinemastar.com.